Exhibit 99.(e)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into as of April [●], 2017 (the “Effective Date”), by and between NCI, Inc., a Delaware corporation (the “Company”), and H.I.G. Middle Market, LLC, a Delaware limited liability company (the “Recipient”).

1. Purpose. The Company and the Recipient wish to explore a potential business transaction between the parties (a “Potential Transaction”) and, in connection therewith, the Recipient has requested Confidential Information (as defined below) related to the Company. The Company is willing to furnish such information to the Recipient only for the purpose of the Recipient’s evaluation, negotiation and consummation of such Potential Transaction and only pursuant to the terms of this Agreement.

2. Definitions. As used in this Agreement:

(a) A party’s “Affiliate” shall mean any other party that directly or indirectly through one or more intermediates controls, is controlled by, or is under common control with such party.

(b) A party’s “Associates” shall include such party’s Affiliates and the respective directors, officers, employees, agents and representatives (including, without limitation, consultants, accountants, potential financing sources, attorneys and financial advisors) of such party and its Affiliates; provided that with respect to the Recipient, the term “Associates” shall not include the foregoing Persons, unless such Persons receive Confidential Information from or on behalf of the Recipient or otherwise in connection with the Recipient’s consideration of the Potential Transaction.

(c) “Confidential Information” means:

(i) all information concerning the Company and its subsidiaries conveyed in connection with the Potential Transaction to the Recipient or its Associates by or on behalf of the Company or its Associates, including, without limitation, that which relates to technical data, research, product plans, products, services, employees, customers, historical and projected financial data, software, know-how, developments, policies, processes, designs, drawings, engineering, hardware configuration information, marketing, notes, analyses or studies and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally or by any visual, magnetic, electronic (including by way of an online or virtual data room) or other medium; and

(ii) such portions of any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared for the Recipient or any of its Associates and that contains or reflects any information of the type referred to in Section 2(c)(i) (collectively, “Analyses”).

Notwithstanding the foregoing, Confidential Information does not include information that: (A) was in the possession of the Recipient or its Associates at the time of disclosure as evidenced by written records; (B) is disclosed or otherwise becomes available to the Recipient or any of its Associates from a source other than the Company or its Associates, provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement between the Company and such source prohibiting the disclosure of such information or was not otherwise bound by a legal, contractual or fiduciary obligation owed to the Company prohibiting the disclosure of such information; (C) prior to or after the time of disclosure, becomes generally available to the public, in each case other than as a result of any inaction or action of the Recipient or its Associates in breach of the terms hereof; (D) is expressly approved for disclosure by the Company in writing; or (E) is independently developed by or on behalf of the Recipient without use of or reference to any Confidential Information.

(d) “Person” shall mean any individual, corporation, limited liability company, trust, partnership, or other business entity, tribunal or governmental authority.

3. Nondisclosure; Use of Confidential Information; Breach; No Liability.

(a) Neither party shall disclose the existence or terms of this Agreement, nor that the parties are considering or have considered a Potential Transaction, without the other party’s prior written consent or as may be required by law or rgulation.

(b) Subject to Section 4, the Recipient agrees that its distribution of the Confidential Information shall be limited to its own directors, officers and employees on a “need to know” basis; provided, however, that the Recipient may disclose Confidential Information to its Associates for purposes related to evaluating, negotiating and consummating a Potential Transaction. Neither the Recipient nor any of its Associates will use any Confidential Information for any purpose except for purposes related to evaluating, negotiating and consummating a Potential Transaction. The Recipient has informed or will inform those of its Associates to whom Confidential Information is disclosed or who have access to Confidential Information of the existence of this Agreement and the Recipient’s obligations under this Agreement with respect to Confidential Information. A breach of the terms of this Agreement applicable to Associates by any Associate of the Recipient shall be deemed a breach of this Agreement by the Recipient, except for breaches committed by any such Associate that has executed its own confidentiality agreement with the Company with respect to the Potential Transaction, and the Recipient will (at its own expense) take reasonable actions necessary to restrain its Associates from making any unauthorized use or disclosure of any Confidential Information. The Recipient agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any Person other than the Recipient or its Associates authorized hereunder to have any such information, which measures shall include the same degree of care that the Recipient utilizes to protect its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care.

(c) In the event of a breach of this Agreement by a party or any of its Associates, such party shall give prompt notice thereof to the other party and shall use reasonable efforts to enforce the confidentiality obligations set forth in this Agreement.

(d) The Recipient acknowledges and agrees that neither the Company nor any of its Associates makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, or that it has provided the Recipient with all of the information the Recipient has requested. Except as may be provided in a subsequent definitive written agreement with respect to a Potential Transaction, if any, the Recipient agrees that neither the Company nor its Associates shall have any liability to the Recipient or any of its Associates resulting from the use of the Confidential Information by the Recipient or its Associates or their reliance thereon. Unless and until the Recipient and the Company enter into a definitive written agreement with respect to a Potential Transaction, this Agreement shall not obligate either party to negotiate or enter into any business relationship or contract with the other party. The Company reserves the right, in its sole discretion to (i) conduct any process it deems appropriate with respect to any potential transaction involving the Company, and to modify any procedures relating to any such process without giving notice to the Recipient or any other Person, (ii) reject any proposal made by the Recipient with respect to a Potential Transaction and (iii) terminate discussions and negotiations with the Recipient regarding a Potential Transaction at any time.

4. Mandatory Disclosure. In the event that the Recipient or its Associates become required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) pursuant to applicable law, regulation or legal process or in a proceeding before a court, arbitrator or administrative agency to disclose (a) any portion of the Confidential Information, (b) that such Confidential Information has been made available to the Recipient or its Associates, (c) that discussions or negotiations between the parties hereto and their respective Associates are taking place, or (d) any of the terms, conditions or other facts with respect to a Potential Transaction, including the status thereof, then the Recipient will, and will direct its Associates to, provide the Company with prompt advance written notice (to the extent permitted by law) of such requirement and its or its Associates’ intent to disclose any such information so that the Company may, at its own expense, seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any such information so disclosed is maintained in confidence to the maximum extent possible by the Person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Agreement. In any such case, and in addition to the notice contemplated in this Section 4, the Recipient will, at the Company’s expense, use its reasonable efforts, in cooperation with the Company, to avoid or minimize any such required disclosure and/or to obtain a protective order or other relief to protect such information. If, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient or its Associates are required to disclose such information, it will disclose only so much of such information to the Person requiring disclosure as is required. Each party hereto acknowledges that it is aware (and that its Associates who are apprised of this matter have been advised) that applicable securities laws prohibit Persons with material, non-public information concerning the other party or its Affiliates (including, without limitation, matters that may be the subject of this Agreement) from purchasing or selling securities of the other party or its Affiliates, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such other Person is likely to purchase or sell such securities. Notwithstanding the foregoing, Recipient and its Associates may disclose Confidential Information in connection with a request or examination of Recipient or its Associates by governmental bodies or self-regulatory authorities (including, without limitation, bank and securities examiners) with regulatory oversight over Recipient or its Associates without complying with the disclosure requirements described above.

5. Return of Materials. Promptly following written request by the Company, the Recipient will, and will direct its Associates to, at the Recipient’s option, deliver to the Company or destroy (and delete if in electronic form) any written Confidential Information and all copies or modifications thereof, as well as any tangible material containing any Confidential Information, except for that portion of the Confidential Information which consists of Analyses prepared by or for the Recipient or its Associates. That portion of the Confidential Information or any modification thereof which consists of Analyses prepared by or for the Recipient or its Associates and that is not returned to the Company shall be destroyed (or deleted if in electronic form), and a duly authorized officer of the Recipient shall certify in writing to the Company that such destruction (or deletion) has occurred. Notwithstanding the foregoing, (a) one copy of any Confidential Information may be retained by (i) the Recipient’s inside counsel for the purposes of complying with applicable legal or regulatory requirements, or in defense of any action, suit or proceeding against the Recipient and (ii) the Recipient’s applicable third-party Associates solely for purposes of complying with applicable law or professional standards, and (b) nothing in this Agreement shall require the alteration, modification, deletion or destruction of back-up tapes or other comparable electronic records made in the ordinary course of business pursuant to the Recipient’s or its Associates’ respective electronic information systems. Notwithstanding the return, destruction or deletion of Confidential Information pursuant to this Section 5 by the Recipient, the Recipient and its Associates will continue to be bound by the confidentiality obligations with respect to Confidential Information retained by the Recipient and its Associates.

6. No License Granted; Privileged Information. Nothing in this Agreement is intended to grant any rights to the Recipient under any patent, copyright, trade secret or other intellectual property right, nor shall this Agreement grant the Recipient any rights in or to the Confidential Information, except the limited right to review such Confidential Information solely for the purposes of evaluating, negotiating and consummating a Potential Transaction. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work-product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work-product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work-product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

7. Non-Solicitation of Employees. The Recipient covenants and agrees that during the 12 month period commencing as of the Effective Date, it will not, directly or indirectly, employ, or seek to employ the Company’s or its subsidiaries’ management-level employees or any other employees with whom the Recipient had contact in connection with a Potential Transaction or, solicit, recruit or encourage any such employees to terminate their employment with the

Company or its subsidiaries; provided, however, that this Section 7 will not prevent the Recipient or its Associates from (a) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not targeted specifically at such employees of the Company or its subsidiaries and employing such Persons who respond to such general advertisements, (b) engaging any recruiting firm or similar organization to identify and solicit such Persons for employment on behalf of the Recipient or its Associates, so long as such recruiting firm or organization is not instructed to specifically target any such employees of the Company or its subsidiaries, and employing any such Persons, or (c) employing any such Person who contacts the Recipient on his or her own initiative without any direct or indirect solicitation in violation of the terms hereof or who is no longer employed by the Company.

8. Term. Except as expressly provided in Section 5 and Section 7, this Agreement shall expire, and the parties’ obligations under this Agreement shall terminate, upon the date that is the second (2nd) anniversary of the Effective Date.

9. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, and any attempted assignment of this Agreement or any rights or obligations hereunder by either party without the prior written consent of the other party shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10. Amendment; Waiver. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by each of the parties. No failure of either party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party, or to insist upon strict compliance by the other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

11. Governing Law. This Agreement and all claims or causes of action, suits or proceedings that may be based upon, arise out of or relate to this Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

12. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any claim, action, suit or proceeding based upon, arising out of or relating to this Agreement shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action, suit or proceeding. A final judgment in any such claim, action, suit or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Each party irrevocably and unconditionally waives any objection to the laying of venue of any claim, action, suit or proceeding based upon, arising out of or relating to this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such claim, action, suit or proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any party. The Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address (as designated by such party) shall be effective service of process for any such claim, action, suit or proceeding. Recipient agrees that service of any process, summons, notice or document by U.S. registered mail to its registered agent, CT Corporation, at 1209 Orange St., Wilmington DE 19801 shall be effective service of process for any such claim, action, suit or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY CLAIM, ACTION SUIT OR PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER CLAIM, ACTION, SUIT OR PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Prevailing Party. In the event of litigation arising out of this Agreement, if a court of competent jurisdiction issues a final, non-appealable judgment, the non-prevailing party in such litigation shall reimburse the prevailing party for its documented and reasonable costs and expenses (including reasonable attorney’s fees and expenses) in obtaining such judgment.

14. Specific Performance. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect its business, and expressly agrees that monetary damages would be inadequate to compensate such party for any breach by the other party or any of the other party’s Associates of any covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any breach or threatened breach of this Agreement by the other party or the other party’s Associates will cause irreparable injury to the non-breaching party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the non-breaching party shall be entitled to specific performance and other injunctive relief against the continued breach of this Agreement or the threatened breach thereof, without the necessity of proving actual damages. Each party also agrees to waive any requirement for the securing or posting of a bond in connection with the non-breaching party obtaining specific performance or other equitable relief pursuant to this Section 14. No equitable remedies referred to above will be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the parties.

15. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

17. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. If there is any inconsistency between this Agreement and the terms and conditions of any agreement that the Recipient or any of its Associates must “click through” for on-line or virtual data room access to any Confidential Information, then the terms and conditions of this Agreement shall govern in all respects. Nothing in this Agreement shall be binding upon, or restrict the activities of, any of Recipient’s portfolio companies, investment professionals, affiliates or affiliated investment funds that do not receive Confidential Information provided pursuant to this Agreement.

18. Counterparts; Deliveries. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including electronic mail of .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or any such amendment shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature or this Agreement or any such amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its authorized representative as of the Effective Date.

NCI, INC.

By:	/s/ Michele R. Cappello
Name:	Michele R. Cappello
Title:	General Counsel

H.I.G. MIDDLE MARKET, LLC

By:	/s/ Jeffrey Kelly
Name:	Jeffrey Kelly
Title:	Principal

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